Exhibit 35.3

SERVICER COMPLIANCE STATEMENT (ITEM 1123)

Cenlar FSB

The undersigned, a duly authorized officer of Cenlar FSB, as servicer (the “Servicer”) pursuant to the applicable servicing agreements governing the securities listed on Exhibit A, does hereby certify that:

1. A review of the Servicer’s activities during the period 1/1/15 to 12/31/15 (the “Reporting Period”) and of the Servicer’s performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 29th day of February 2016.

By:	/s/ Michael Blair
	Name:	Michael Blair
	Title:	Senior Vice President

Exhibit A

Securities Covered in Cenlar FSB’s REG AB Attestation: CitiMortgage, Inc.

Investor	Servicer	Security	*Period Subserviced by Cenlar FSB
RW8	Redwood Residential Acquisition Corp.	SEMT 2013-8	1/1 to 12/31/15
RX0	Redwood Residential Acquisition Corp	SEMT 2013-9	1/1 to 12/31/15
RX1/T11	Redwood Residential Acquisition Corp	SEMT 2013-10	1/1 to 12/31/15
RX2/R11	Redwood Residential Acquisition Corp	SEMT 2013-11	1/1 to 12/31/15
RX3	Redwood Residential Acquisition Corp	SEMT 2013-12	1/1 to 12/31/15
RX8	Redwood Residential Acquisition Corp	SEMT 2014-1	1/1 to 12/31/15
RT4	Redwood Residential Acquisition Corp	SEMT 2014-2	1/1 to 12/31/15
RT5	Redwood Residential Acquisition Corp	SEMT 2014-3	1/1 to 12/31/15
RD0	Redwood Residential Acquisition Corp	SEMT 2014-4	1/1 to 12/31/15
RD1	Redwood Residential Acquisition Corp	SEMT 2015-1	1/1 to 12/31/15
RD2	Redwood Residential Acquisition Corp	SEMT 2015-2	4/1 to 12/31/15
RD5	Redwood Residential Acquisition Corp	SEMT 2015-3	6/1 to 12/31/15
RS8/UB1	Redwood Residential Acquisition Corp	SEMT 2015-4	11/1 to 12/31/15